                                                                      EXHIBIT 10

                                                                   March 8, 1996
                                                                           FINAL

                                UGI Corporation
                               ANNUAL BONUS PLAN
                                Revised 10/1/95


         The UGI Corporation Annual Bonus Plan is designed to effectively motivate key executives with broad decision-making responsibility to achieve high-level predetermined business/financial performance objectives and to accomplish significant predetermined individual performance objectives which support business plans and goals. It will provide annual cash bonuses contingent upon the achievement of these objectives.

Goal Administration

         Overall goal administration responsibility (including the establishment of the individual performance goals) for all participants other than the President and CEO-UGI and designated Corporate Officers rests with the President and CEO-UGI. Approvals of the UGI Compensation and Management Development Committee and Board of Directors are required for (i) the establishment of the annual business/financial goal, and (ii) matters pertaining to the President and CEO-UGI and designated Corporate Officers.

Plan Administration

         The President and CEO-UGI will appoint the necessary administrative, financial accounting and audit advisors to ensure accuracy and consistency in the administrative and financial management of the Plan. All decisions made are final and binding on all parties.

Participation

         Participation in the UGI Annual Bonus Plan is limited to key executives having an on-going opportunity to significantly influence profitability or strategic direction and who are approved for participation in the Plan. Required approvals for participation in the Plan include the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board in cases involving designated Corporate Officers).

Base Salary and Annual Bonus Targets

         Base salary levels (or base salary grade ranges) for all positions included in the UGI Annual Bonus Plan are set at fiftieth percentile competitive measures to reflect competitive base salary pay practices in the specific businesses and industries in which UGI and its business units compete, as well as in general industry.

         Base salary levels (salary grade ranges) will be reviewed and updated annually in accordance with changes in competitive pay levels. Actual base salaries for executives covered by the Plan will be administered within the base salary grade range established for the position in a manner consistent with UGI salary administration policies taking into account individual performance, position within the range, and length of time in job.

         Annual Bonus targets (expressed as a percentage of base salary) are set at the seventy-fifth percentile of competitive practice. Target percents are separately established for each position and will vary according to level of management. These Annual Bonus targets recognize competitive industry annual bonus pay practices and the varying risk/return aspects of UGI's business units and the potential contributions to bottom-line results among Plan participants.

         Annual Bonus targets as established for each position will be reviewed and approved annually by the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers). Bonus targets as established for each position will generally range between l5% and 55% of base salary.

         An individual participant's Annual Bonus Plan target percentage will be established annually as approved by the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers) and may be less than but not greater than the Annual Bonus target percentage established for the position. Generally, it is expected that a participant in the position for two years or more will have an Annual Bonus target percentage equal to that established for the position.

         Actual bonuses paid, however, will vary up and down from a participant's Annual Bonus target percentage depending on business/financial and individual performance.


Performance Measures and Weighting

         The determination of Annual Bonus amounts will be based on the achievement of business/financial goals and on the achievement of individual MBO goals. The weighting applied to business/financial performance goals and individual MBO goals for payment determination will be 75%/25% respectively for all participants, except the President and CEO-UGI and designated senior-most Corporate Officers. To reflect the direct identification of the President and CEO-UGI and the designated senior-most Corporate Officers with the Company's financial performance, 100% weighting is given to achievement of the business/financial goal (no weighting to individual goal achievement).

        Business/Financial Performance

        Business/financial performance for UGI Corporation will be measured in terms of the achievement of the business/financial performance goals of the two principal subsidiaries (UGI Utilities, Inc. and AmeriGas Partners, L.P.) for the Plan fiscal year. Thus, business/financial performance bonus payouts for UGI Corporation participants will be linked to the Company's overall performance and consistent with business unit operating results. Subsidiary business/financial performance goals will be established at "stretch" levels and will represent significant results. To determine the level of business/financial bonus payout, UGI Utilities, Inc. financial performance will be weighted at 25% and AmeriGas Partners, L.P. financial performance will be weighted at 75%. This blended performance can be modified by +/- 10% based upon the Corporate Contribution Factor. This factor provides a qualitative assessment of the positive or negative contribution from UGI Corporation on overall Company financial performance.

        The percentage of a participant's business/financial annual bonus target amount is payable as stated above according to the degree of achievement as follows:

                  CORPORATE FINANCIAL PERFORMANCE

                AMERIGAS FINANCIAL ADJUSTMENT FACTOR
                 (75% of Corporate Financial Payout)

            0%          50%          100%         150%          200%
- --------------------------------------------------------------------
150%       38%          75%          113%         150%          188%
- --------------------------------------------------------------------
125%       31%          69%          106%         144%          181%
- --------------------------------------------------------------------
100%       25%          63%          100%         138%          175%
- --------------------------------------------------------------------
 50%       13%          50%           88%         125%          163%
- --------------------------------------------------------------------
  0%        0%          38%           75%         113%          150%
- --------------------------------------------------------------------

                            +
           CORPORATE CONTRIBUTION FACTOR = plus or minus 10%

          The President and CEO-UGI and the Compensation and Management Development Committee have the discretion to make an adjustment of +/- 15% to any participant with Annual Bonus weighting of 100% Business/Financial Performance (President and CEO-UGI and designated senior-most Corporate Officers) based on individual contribution with significant impact on Company performance.

                 Individual Performance

                 Individual performance will be measured in terms of each participant's achievement of, generally, two or more key individual MBO objectives mutually determined in advance with the participant's immediate superior, subject to final review and approval by higher levels of management including the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers). Individual MBO goals will be established to reflect truly significant accomplishments which support business plans and goals. As determined by the participant's immediate superior, subject to final review and approval of the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers), adjustments may be made to individual MBO goals to reflect major unplanned contributions/achievements in order to more fully recognize significant individual results during the Plan fiscal year.

                 The full amount of the target bonus attributable to individual performance is payable only if the business/financial goal (the blended goals for each of the subsidiaries - UGI Utilities, Inc. and AmeriGas Partners, L.P.) is achieved at the threshold level of performance. If neither subsidiary achieves this threshold level of financial performance, no bonus will be paid. If one subsidiary achieves the threshold and one does not, the target bonus amount attributable to individual performance for each participant is reduced according to the same weighting as described under Business/Financial Performance (25% of individual target for Utility achievement; 75% of individual target for AmeriGas achievement). Actual individual performance bonus payments will be made for individual goal achievement at the 50% level of performance and above and will be capped at the 150% level. Individual performance bonus payments will be calculated as follows:

                 - Individual Target Bonus = Total Target Bonus X Individual Performance Weighting (25% for all participants with individual MBO goals).

                 - Multiply the Individual Target Bonus times the appropriate percent as determined by business/financial goal results (100% for threshold achievement by both subsidiaries; 75% for threshold achievement by AmeriGas, but not Utilities; 25% for threshold achievement by Utilities, but not AmeriGas) to arrive at actual target amount subject to leverage and payout based on individual MBO goal achievement.

                 - Multiply the Individual MBO Goal achievement rating (from 50% to 150% in increments of 5%) times the target amount subject to leverage as determined above to arrive at the final payout amount for individual performance.

                         INDIVIDUAL PERFORMANCE LEVERAGE TABLE
        =======================================================================
                          Individual Performance Goals (MBOs)*
        -----------------------------------------------------------------------
                          % of Individual Target Bonus Payable When Financial
                                   Performance Threshold Met By:
        -----------------------------------------------------------------------

            % of                              UGI Utilities       AmeriGas Only
         Individual       UGI Utilities         Only (Not            (not UGI
        Goal Achieved     and AmeriGas          AmeriGas)           Utilities)
       ------------------------------------------------------------------------
        less than 50             0                 0                    0
        -----------------------------------------------------------------------
              50                50                12.5                 37.5
        -----------------------------------------------------------------------
              75                75                18.75                56.25
        -----------------------------------------------------------------------
             100               100                25                   75
        -----------------------------------------------------------------------
             125               125                31.25                93.75
        -----------------------------------------------------------------------
             150               150                37.5                112.5
        -----------------------------------------------------------------------
        greater than
             150               150                37.5                112.5
        -----------------------------------------------------------------------

        * Payouts to be prorated for intermediate levels of performance in 5% increments.


         Final determination of both business/financial and individual goal achievement for all Plan participants will be made by the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers).
         As such, the President and CEO-UGI (and the UGI Corporation Compensation and Management Development Committee and Board for designated Corporate Officers) shall have sole discretion under this Plan to give consideration to the overall financial performance of the Company and/or its business units in making final determinations of the achievement of business/financial and individual goals for bonus payments for any Plan fiscal year.


Annual Bonus Payments

         Except for the amounts deferred as provided for in the following paragraph, annual bonus payments will be paid in cash to each participant as close as possible to within 90 days following the end of the Plan fiscal year.

Optional Deferral

         To provide participants with the flexibility to tailor annual bonus payouts to individual needs, participants may elect to defer all or part (subject to a minimum of 50%) of their payout until retirement or termination of employment. Deferred amounts will earn interest annually during the deferral period at a market rate determined in accordance with a procedure determined by the UGI Compensation and Management Development Committee. The procedure governing optional deferral is contained in Attachment 1 hereto.

Plan Amendment

         The Annual Bonus Plan may at any time or from time to time be amended, modified, suspended or terminated by the UGI Corporation Compensation and Management Development Committee and Board of Directors, except that no amendment, modification or termination may (i) adversely affect the balance in a participant's Deferred Compensation Account without the participant's consent or (ii) permit payment of such balance prior to the earliest permitted date as described in the optional deferral provisions of the Annual Bonus Plan.

Other Provisions:

        Treatment of New Hires and Promotions

        New hires and individuals promoted or transferred into a position eligible for the Plan (or into a position with a different annual bonus target %) during the fiscal year will receive a prorated award based on the relative time spent in the new position during the fiscal year.

        Treatment of Retirement, Death and Permanent Disability

        Participants who retire or are permanently disabled during the fiscal year may receive all or part of their payout, based on the discretion of the President and CEO (and the Compensation and Management Development

        Committee in cases involving designated Corporate Officers). The same consideration will be granted to the heirs or assigns of a deceased participant.

        Treatment of Other Terminations

        A participant who terminates employment for any reason other than retirement, death or permanent disability during the fiscal year will forfeit the entire annual bonus payment for that year, unless determined otherwise by the President and CEO (and the Compensation and Management Development Committee in cases involving designated Corporate Officers).

                                                                    ATTACHMENT 1

              Procedure Optional Deferral of Annual Bonus Payments

         An election to defer an annual bonus payout for a particular fiscal year must be made in writing on a Form of Notice (Exhibit "A") available from the UGI Human Resources Department. In order for an election to defer to be effective for any particular year, the signed Notice must be received by the UGI Human Resources Department prior to October 1 of the year for which it is to be effective. The Notice must include the exact percentage of the annual bonus payout which is to be deferred. Once a Notice is submitted to the UGI Human Resources Department, the election to defer is irreversible for that year, except in certain cases, as determined at the sole discretion of the President and CEO - UGI, of severe financial hardship occasioned by an unforeseeable emergency as referred to below.

         The election to defer will be effective starting on October 1 of the year indicated on the Notice and will remain in effect only for that fiscal year.

         A participant may elect to defer the receipt of all or a specified portion (but not less than 50%) of the annual bonus payment otherwise payable pursuant to the Plan. All deferred amounts will be paid out in cash.

         An unfunded Deferred Compensation Account will be established for each participant who elects deferment, and the portion of the annual bonus payment that a participant elects to defer will be credited to that Account. Each such credit will be made to the Account as of the date payment of the annual bonus payment would otherwise have been made to the participant, had the participant not elected to defer payment of all or part of the payout.

         Deferred payouts are assumed to earn interest at a market rate determined by the Compensation and Management Development Committee for each year during the period in which compensation is deferred. Each participant will be notified of this rate annually. The Company may at any time or from time to time change or otherwise modify the basis or the method for calculating and crediting such interest, but any such change or modification will not adversely affect the balance in any participant's Account at the time of the change or modification.

         Each deferring participant will receive a statement of the balance in the participant's Account at the end of each fiscal year as promptly as practicable after the end of that year.

         Unless a Notice (Exhibit "B") prescribing the method of payment selected by a participant within the guidelines set forth below is given to the UGI Human Resources Department during the fiscal year immediately preceding a participant's retirement under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date, upon the termination of a participant's services as an employee of UGI or any of its subsidiaries or affiliates, the balance in a participant's Account will be paid out to the participant in a lump sum distribution, or, at the option of the Company, in any of the methods of payment which might have been selected by the participant had a Notice prescribing a method of payment been given.

         During the fiscal year immediately preceding a participant's retirement under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date, a participant may elect any method of payment of the balance in the participant's Account, including periodic payments over a specified period of years or a lump sum distribution, except that (i) no payment may be made prior to October of the fiscal year following the fiscal year during which the participant's services as an employee of UGI or any of its subsidiaries or affiliates terminate, unless the payment is made as set forth in the next two paragraphs; (ii) a lump sum payment must be made or installment payments must commence no later than October of the fiscal year following the participant's attainment of age 70, or October of the fiscal year following the termination of the participant's services as an employee of UGI or any of its subsidiaries or affiliates, whichever is later; and (iii) installment payments must be made at least annually and not more frequently than monthly for a period of 5, 10, 15 or 20 years.

         If UGI's President and CEO determines, after consideration of a participant's application, that, due to an unforeseeable emergency occasioned by extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant which results in a severe financial hardship to the participant which cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals of earned awards, the participant has a financial need of such a substantial nature that a contemporaneous payment of earned awards previously deferred is warranted, the President and CEO may, at his sole and absolute discretion, direct that all or a portion of the balance in the participant's Account be paid to the participant, but only to the extent of the amount of the particular financial need which cannot be relieved as set forth above. Any such payment will be made in the manner and at the time specified by the President and CEO. In any case involving a request for payment by the President and CEO, any decisions will instead be made by the Compensation and Management Development Committee without the participation of the President and CEO.

         In the event of a participant's death before the balance in the participant's Account is fully paid out:

         (a) Payment of such balance will be made to the beneficiary or beneficiaries designated by the participant in the Notice (Exhibit "A") given to the UGI Human Resources Department, or, if the participant has not designated a beneficiary, to the beneficiary indicated on the participant's group life insurance policy through the Company or a Subsidiary, or if no beneficiary survives, to the participant's estate. In any case, the payment will be made in a lump sum distribution no later than October of the fiscal year following the participant's death, unless the participant has given a Notice to the UGI Human Resources Department during the fiscal year immediately preceding the participant's retirement under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date electing that payment of the balance in the participant's Account in the event of the participant's death be made to the participant's beneficiary or beneficiaries in periodic payments as indicated in the Notice, provided that any such installment payments to a beneficiary or beneficiaries must commence no later than October of the fiscal year following the participant's death.

         (b) If the balance in the Account is to be paid to the estate of the participant in installments, the President and CEO may, at his sole and absolute discretion and upon receipt of an application from the duly appointed Administrator or Executor of such estate, direct that the balance in the deceased participant's Deferred Compensation Account be paid to the estate in a single payment at such time as is specified by the President and CEO.

         The right of any participant, beneficiary or estate to receive payment of any unpaid balance in a participant's Account will be an unsecured claim against the general assets of the Company.

         During a participant's lifetime, any deferred payment will be made only to the participant. No sum in a participant's Account or other interest in a deferred award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a participant or any beneficiary to do so shall be void. No balance in a participant's Account or interest in a deferred award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a participant or beneficiary who is entitled to it.

         Except as otherwise described above or within the Annual Bonus Plan, all provisions of the Annual Bonus Plan relating to optional deferral of annual bonus payments will be administered by the President and CEO who will have the authority, except as may be otherwise provided above, to adopt, amend and rescind rules and regulations relating to the optional deferral provisions, and to interpret, construe and implement those provisions. All decisions made are final and binding on all parties.